CUSIP No. 247357106                  13G/A                    PAGE 1 of 13 Pages



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*


                           Delta and Pine Land Company
                                (Name of Issuer)

                          Common Stock, $0.10 par value
                         (Title of Class of Securities)

                                    247357106
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 247357106
-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Alson Capital Partners, LLC
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,215,600
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,215,600
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           2,215,600
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           6.0%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           IA
-----------------------------------------------------------------------------

CUSIP No. 247357106
-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Neil Barsky
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,215,600
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,215,600
-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           2,215,600
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           6.0%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           IN
-----------------------------------------------------------------------------

CUSIP No. 247357106
-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Alson Signature Fund Offshore Portfolio, Ltd.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,827,710
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,827,710

-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           1,827,710
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           5.0%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           CO
-----------------------------------------------------------------------------

CUSIP No. 247357106
-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Alson Partners, LLC
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    387,890
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    387,890

-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           387,890
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           1.0%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           OO
-----------------------------------------------------------------------------

CUSIP No. 247357106
-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Alson Signature Fund, L.P.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    266,570
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    266,570

-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           266,570
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           0.7%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           PN
-----------------------------------------------------------------------------

CUSIP No. 247357106
-----------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Alson Signature Fund I, L.P.
-----------------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)   SEC USE ONLY

-----------------------------------------------------------------------------
     (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    121,320
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    121,320

-----------------------------------------------------------------------------
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
           121,320
-----------------------------------------------------------------------------
    (10)   CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
-----------------------------------------------------------------------------
    (11)   PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
           0.3%
-----------------------------------------------------------------------------
    (12)   TYPE OF REPORTING PERSON
           PN
-----------------------------------------------------------------------------

ITEM 1(a).  NAME OF ISSUER:
            Delta and Pine Land Company

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            One Cotton Row, Scott, Mississippi 38772

ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

            (i) Alson Capital Partners, LLC ("Alson"), a Delaware limited liability company, with respect to the Shares reported in this
                  Schedule 13G held by certain investment funds and discretionary accounts managed by Alson (the "Accounts").

            (ii) Neil Barsky, who is the Managing Member of Alson and Alson Partners, LLC (the "General Partner"), with respect to the Shares reported in this Schedule 13G held by the Accounts.

            (iii) General Partner, a Delaware limited liability company, which is the general partner of Alson Signature Fund, L.P. ("Signature Fund") and Alson Signature Fund I, L.P. ("Signature Fund I")

            (iv) Alson Signature Fund Offshore Portfolio, Ltd. ("Portfolio"), a Cayman Islands company, with respect to shares owned by it.

            (v) Signature Fund, a Delaware limited partnership, with respect to shares owned by it.

            (vi) Signature Fund I, a Delaware limited partnership, with respect to shares owned by it.

The citizenship of each of Alson, General Partner, Portfolio, Signature Fund and Signature Fund I is set forth above. Neil Barsky is a United States citizen.

The address of the principal business office of each of the Reporting Persons is 810 Seventh Avenue, 39th Floor, New York, New York 10019.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock, $0.10 par value

ITEM 2(e).  CUSIP NUMBER:      247357106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the
                    Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see
                    Rule 13d-1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g) [ ]   Parent Holding Company, in accordance with
                    Rule 13d-1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [x]

ITEM 4.   OWNERSHIP.

          Alson serves as principal investment manager to a number of investment funds and discretionary accounts (with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G, including such an account for Portfolio, Signature Fund and Signature Fund I). General Partner is the general partner of Signature Fund and Signature Fund I and as such has voting and dispositive authority over the shares directly owned by each of them. Mr. Neil Barsky is the Managing Member of Alson and General Partner. As such, he may be deemed to control such entities and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G.

          Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

     A.   Alson
          (a)  Amount beneficially owned: 2,215,600
          (b)  Percent of class: 6.0%
               (All percentages herein are based on 36,526,871 shares of Delta and Pine Land Company common stock outstanding at December 31, 2006, as reflected in the Form 10-Q filed by the Company on January 8, 2007.)
          (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote
                    0
              (ii)  shared power to vote or to direct the vote
                    2,215,600
             (iii) sole power to dispose or to direct the disposition of 0

              (iv) shared power to dispose or to direct the disposition of 2,215,600

     B.   Neil Barsky
          (a)  Amount beneficially owned: 2,215,600
          (b)  Percent of class: 6.0%
          (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote
                    0
              (ii)  shared power to vote or to direct the vote
                    2,215,600
             (iii)  sole power to dispose or to direct the disposition
                    0
              (iv) shared power to dispose or to direct the disposition of 2,215,600

     C.   Portfolio
          (a)  Amount beneficially owned: 1,827,710
          (b)  Percent of class: 5.0%
          (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote
                    0
              (ii)  shared power to vote or to direct the vote
                    1,827,710
             (iii) sole power to dispose or to direct the disposition of 0
              (iv) shared power to dispose or to direct the disposition of 1,827,710

     D.   General Partner
          (a)  Amount beneficially owned: 387,890
          (b)  Percent of class: 1.0%
          (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote
                    0
              (ii)  shared power to vote or to direct the vote
                    387,890
             (iii) sole power to dispose or to direct the disposition of 0
              (iv) shared power to dispose or to direct the disposition of 387,890

     E.   Signature Fund
          (a)  Amount beneficially owned: 266,570
          (b)  Percent of class: 0.7%
          (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote
                    0
              (ii)  shared power to vote or to direct the vote
                    266,570
             (iii) sole power to dispose or to direct the disposition of 0
              (iv) shared power to dispose or to direct the disposition of 266,570

     F.   Signature Fund I
          (a)  Amount beneficially owned: 121,320

          (b)  Percent of class: 0.3%
          (c)  Number of shares as to which such person has:
               (i)  sole power to vote or to direct the vote
                    0
              (ii)  shared power to vote or to direct the vote
                    121,320
             (iii) sole power to dispose or to direct the disposition of 0
              (iv) shared power to dispose or to direct the disposition of 121,320

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          Neil Barsky is the Managing Member of Alson. Alson is the Investment Advisor of Portfolio, Signature Fund and Signature Fund I. Neil Barsky is the Managing Member of the General Partner, which is the general partner of Signature Fund and Signature Fund I.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby make the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  January 12, 2007            /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON CAPITAL PARTNERS, LLC
                                    By Neil Barsky
                                    Managing Member


                                    /s/ Neil Barsky
                                    -----------------------------------
                                    Neil Barsky


                                    /s/ Scott Somerville
                                    -----------------------------------
                                    ALSON SIGNATURE FUND OFFSHORE PORTFOLIO,
                                    LTD.
                                    By Scott Somerville, Director


                                    /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON PARTNERS, LLC
                                    By Neil Barsky, Managing Member


                                    /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON SIGNATURE FUND, L.P.
                                    By Alson Partners, LLC, General Partner
                                    By Neil Barsky, Managing Member


                                    /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON SIGNATURE FUND I, L.P.
                                    By Alson Partners, LLC, General Partner
                                    By Neil Barsky, Managing Member

EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  January 12, 2007            /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON CAPITAL PARTNERS, LLC
                                    By Neil Barsky, Managing Member


                                    /s/ Neil Barsky
                                    -----------------------------------
                                    Neil Barsky


                                    /s/ Scott Somerville
                                    -----------------------------------
                                    ALSON SIGNATURE FUND OFFSHORE PORTFOLIO,
                                    LTD.
                                    By Scott Somerville, Director


                                    /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON PARTNERS, LLC
                                    By Neil Barsky, Managing Member


                                    /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON SIGNATURE FUND, L.P.
                                    By Alson Partners, LLC, General Partner
                                    By Neil Barsky, Managing Member


                                    /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON SIGNATURE FUND I, L.P.
                                    By Alson Partners, LLC, General Partner
                                    By Neil Barsky, Managing Member